Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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Taiwan Greater China Fund

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Rm. 1001, 10th Fl., 205 DunHua N. Road Taipei, Taiwan, R.O.C. Tel: 886-2-2715-2988	www.taiwangreaterchinafund.com NYSE: “TFC” Fax: 886-2-2715-3166

PLEASE VOTE THE ENCLOSED BLUE PROXY CARD TODAY!

June 28, 2004

Dear Taiwan Greater China Fund Shareholder:

        We are pleased to enclose a copy of a press release that was issued by your Fund on Wednesday, June 23. Also enclosed is an amended proxy statement for the Fund's rescheduled 2004 Annual Meeting of Shareholders which, as previously announced, will take place on Wednesday, July 21. The enclosed press release announces two important decisions that we believe are responsive to concerns that recently have been conveyed by some of the Fund's shareholders to your Board.

        First, we have eliminated a condition to the commencement of the Fund's previously announced tender offer to purchase for cash up to one-third of the Fund's outstanding shares at a price of 99% of the Fund's net asset value per share (NAV). The commencement of the tender offer will be subject only to the condition that the Fund's shareholders vote at the Annual Meeting to retain the Fund's status as a closed-end investment company.

        In response to requests by certain major shareholders, we have deleted the previously announced condition to the tender offer that our shareholders approve a proposal to amend the Fund's Declaration of Trust to remove the requirement to submit such “open-ending” resolutions to a shareholder vote if (as has been the case during the last year) the Fund's shares trade at an average discount of more than 10% to their NAV as of the end of any consecutive 12-week period. In light of this change, we also have decided not to submit such an amendment proposal for your consideration at the Annual Meeting.

        In addition, we have authorized an open market share repurchase program under which the Fund may purchase up to 10% of its outstanding shares from time to time. This share repurchase program will not commence until after the completion of the proposed tender offer and after we have notified you of its activation. We believe this share repurchase program will be a useful tool to supplement the Board's other efforts to increase long-term shareholder value.

        As is noted in the enclosed press release, City of London Investment Management Group, which owns 12.5% of the Fund's outstanding shares, has told us that it supports the actions described above and will vote in favor of the Fund's continuation as a closed-end investment company. We appreciate City of London's support. In addition, we are pleased to be able to tell you that Institutional Shareholder Services, which we believe is the largest and most respected adviser to institutional investors on how to vote on proxy matters, has recommended that our shareholders vote to retain the Fund's closed-end status.

        A new BLUE proxy card is included with the accompanying proxy statement. This BLUE card supersedes the white proxy card that was included with the Fund's original proxy statement, dated May 17, 2004, and therefore you must use this new BLUE proxy card to vote your shares at the Annual Meeting.

        We would also like to respond briefly to a few of the points made by Laxey Partners in a letter dated June 3, 2004 that was sent to certain of the Fund's shareholders. Laxey's letter was written before the Fund's announcement earlier this month of the rescheduled Annual Meeting and the decision by your Board to propose a tender offer for a portion of the Fund's outstanding shares.

        We respect the opinions of all of our shareholders. And like our friends at Laxey, our goal is to maximize shareholder value. To this end, in February we terminated the Fund's long-standing investment management contract with International Investment Trust Company (IIT) after a period of poor investment performance. This followed our decision last December, after much discussion and deliberation, to change to an internal management structure, which we believe will reduce expenses and produce improved investment performance that will result in a higher share price relative to NAV over a sustained period of time. We now have four months' experience as a self-managed fund, and the Fund is already benefiting from positive results in all these areas.

        We also wish to assure you that we and your management team are committed to maintaining the highest standards of corporate governance. A number of changes to your Fund's Board of Trustees have taken place this year. Two senior officers of IIT who previously served as trustees of the Fund resigned in February as part of the change to internal management. Pedro-Pablo Kuczynski, a long-time member of the Board, also resigned in February after being appointed Minister of Economy and Finance in Peru. While we regret Mr. Kuczynski's resignation as well as the resignation in April of Alex Hammond-Chambers, we believe that the Fund's newest trustee, Frederick C. Copeland, Jr., is very well qualified and will be an excellent trustee. Mr. Copeland is a former President of Aetna International, Inc. and a former country manager of Citibank in Taiwan. In addition, we elected Robert Parker as non-executive Chairman of the Board, further separating Fund management from the Fund's governance structure.

        We acknowledge that the Fund's performance relative to the Taiwan Stock Exchange Index has been poor, especially during 2003 and earlier this year before the Fund's conversion to internal management. Our growing concern over this poor performance during the last two years was largely responsible for our move to internal management and our adoption of a new strategic focus. With our change in investment strategy to invest primarily in companies that derive or expect to derive a significant portion of their revenues from their business in or with mainland China, we believe that we have further focused the Fund's investment strategy on a unique, extremely exciting and potentially rewarding segment of the Taiwan stock market.

        We are convinced that our strategic plan is sound and in the best interests of the Fund's shareholders. All estimates point to continued dramatic growth of the Chinese economy over the next five years. No group knows better how to invest successfully in mainland China than those Taiwan companies that are doing so and which, in the process, are making their own unique contribution to China's economic growth, especially in the high-tech sector.

        We also believe that we have hired as manager of the Fund an extraordinarily well qualified expert. Not only did Steve Champion guide the Fund during its substantial growth in its early years, but because of his writings and speaking engagements, he is regarded by many knowledgeable observers as a leading foreign authority on the Taiwan stock market.

        One of Steve's first accomplishments as the Fund's new manager was to develop, with Morgan Stanley Capital International (MSCI), a new Taiwan China Strategy Index to provide what we believe will be the best benchmark of the Fund's future performance. While we have only a limited track record under internal management so far, the Fund's performance relative to this new benchmark since the transition to internal management (as well as relative to the Taiwan Stock Exchange Index) has been favorable. We encourage you to monitor the Fund's ongoing performance by accessing the Fund's website at www.taiwangreaterchinafund.com, which will soon include updated and expanded performance information.

        As a self-managed entity, the Fund will not be charged an investment management fee by any third party, and instead will pay only the actual costs that are incurred to enable our new management to manage the Fund's portfolio. We believe that these costs will be substantially less than the management fees paid to IIT over the past few years. The Fund's independent trustees receive an annual fee of only $10,000, together with fees of $1,000 for each Board or committee meeting attended in person ($500 for each such meeting attended by telephone). These amounts are considerably less than the comparable fees paid by many other closed-end funds and have changed little since the Fund's listing on the New York Stock Exchange in 1989. Additionally, the trustees do not earn additional fees from related funds, as is the case in many fund “family” complexes, because the Taiwan Greater China Fund is a stand-alone, independent entity.

        We and the Fund's management team look forward to maximizing shareholder value by means of our strategy of investing in mainland China's dramatic economic growth through companies listed on the Taiwan Stock Exchange and by rigorous control of expenses. We believe that success in attaining these objectives also will help us address our goal of reducing the discount to NAV at which the Fund's shares have tended to trade.

        In sum, we are confident that we have made the right decisions in moving to internal management and to a redirection of the Fund's strategic focus toward Taiwan companies doing business in mainland China. We believe this will be borne out within the next few years.

        Thank you for your continued support.

Sincerely,

Robert P. Parker Chairman and Trustee

Edward B. Collins Trustee		Frederick C. Copeland, Jr. Trustee

David N. Laux Trustee		C.C. Tung Trustee

If you have any questions or need help voting your shares, please call:

105 Madison Avenue
New York, New York 10016
email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
or Toll Free: (800) 322-2885
Facsimile: (212) 929-0308